EXHIBIT 10.2

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of February 12, 2013 (the “Effective Date”) by and between HLBC Distribution Company, Inc., a Nevada corporation (“Seller”), and Tristar Wellness Solutions, Inc., a Nevada corporation (“Purchaser”).  The Seller and the Purchaser shall each be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, on or about December 10, 2010, RWIP, LLC, an Oregon limited liability company, sold all rights, title and interest to the assets described on Exhibit A (the “Soft and Smooth Assets”) to I-Web Media, Inc., a Delaware corporation (nka InterCore Energy, Inc.) (“ICOR”);

WHEREAS, on or about July 11, 2012, ICOR entered into a Marketing and Development Services Agreement (the “Marketing Agreement”) with the Purchaser, whereby ICOR granted Purchaser (i) the sole, exclusive rights to develop the Assets and market and sell the resulting products from the Soft and Smooth Assets in the Purchaser’s sole discretion for the next twelve (12) months, and (ii) starting with the sixth (6th) month following the execution of the Marketing Agreement and continuing until the end of the eleventh (11th) month following the execution of the Marketing Agreement, the Purchaser shall have the exclusive option, in its sole discretion, to purchase the Soft & Smooth Assets from ICOR provided, however, that the right of the Purchaser to purchase the Soft & Smooth Assets during the period starting with the sixth (6th) month until the end of the eight (8th) month shall be subject to ICOR’s agreement to sell.  In the event the Purchaser exercises this option, the Purchaser shall issue to ICOR warrants enabling ICOR to purchase One Hundred Fifty Thousand (150,000) shares of TWS common stock at $1.00 per share, with a four (4) year expiration period;

WHEREAS, on or about January 15, 2013, ICOR entered into an Assignment and Assumption Agreement with the Seller, whereby ICOR assigned and sold all rights, title and interest to the Soft and Smooth Assets to the Seller;

WHEREAS, the Seller and the Purchaser are seeking to effect the sale of the Soft and Smooth Assets by the Seller and the purchase by the Purchaser for the purchase price listed in the Marketing Agreement;

WHEREAS, the Purchaser believes that the acquisition of the Soft and Smooth Assets will further its business interests as a company interested in assets and businesses in the medical technology field; and

WHEREAS, the Seller desires to sell to Purchaser, and the Purchaser desires to purchase and acquire from the Seller, Seller’s interest in the Soft and Smooth Assets according to the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties hereby agree as follows:

I.	Purchase and Sale of the Assets

1.1           Purchase and Sale of Assets.  The Seller hereby sells, transfers, assigns, and delivers to the Purchaser, free and clear of any liens or encumbrances of any kind, all of the Seller’s right, title, and interest in the Soft and Smooth Assets.

1.2           Assumption of Liabilities.  The Purchaser will assume any liabilities or obligations related to the Soft and Smooth Assets, and Seller represents that there are no liabilities or obligations related to the Soft and Smooth Assets.

1.3           Patent Assignment.  At Closing, the Seller shall deliver to Purchaser a Patent Assignment assigning to Purchaser any and all rights, interest, and title in and to its interest in the Soft and Smooth Assets in the form set forth in Exhibit B (the “Patent Assignment”).

1.4           Closing.  The closing shall be deemed to have taken place on the Closing Date, which shall be February 12, 2013.

1.5           Post-Closing Activities.  At any time after the Closing Date, upon any Party’s written request and without further consideration, the other Party shall take such other actions as the requesting Party may reasonably deem necessary or desirable in order to consummate the terms, and recognize the benefits, of obligations under and transactions contemplated by this Agreement.  The Parties recognize that the transfer of the Soft and Smooth Assets with the United States Patent and Trademark Office may take substantial time and agree to work together to complete the process.  Until the transfer of the Soft and Smooth Assets from the Seller to the Purchaser is formalized, the Purchaser shall have an irrevocable, exclusive license to the Soft and Smooth Assets.

II.	Purchase Price

In consideration of the Seller’s sale, transfer, and assignment of the Assets, the Purchaser shall issue the Seller the following:

2.1           Warrant Agreement.  A warrant in the form attached hereto as Exhibit C, for the right to purchase One Hundred Fifty Thousand (150,000) shares of the Corporation’s common stock, restricted in accordance with Rule 144, with an exercise price of One Dollar ($1.00) per share (the “Warrant,” and together with the shares underlying the Warrant, the “Securities”).  This Agreement, the Patent Assignment, and the Warrant collectively are the “Transaction Documents.”

III.	Representations and Warranties of the Seller

The Seller represents and warrants to the Purchaser, as of the date of this Agreement and again as of the Closing, as follows:

3.1           Organization.  The Seller is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, and has all requisite corporate power and authority to carry on its business as now conducted by it and to own and operate its assets as now owned and operated by it.  The Seller has delivered to the Purchaser true and correct copies of the Seller’s Articles of Incorporation (the “Organizational Documents”) as currently in effect.

3.2           Authority; Enforceability.

(a) The Seller has the right, power, and authority to execute and deliver the Transaction Documents executed or to be executed by the Seller pursuant to this Agreement, and to perform its obligations thereunder.  The Transaction Documents, to which the Seller is a Party, constitute (or will, when executed and delivered as contemplated herein, constitute) the legally binding obligations of the Seller, enforceable in accordance with their respective terms.

(b) The execution, delivery, and performance of the Transaction Documents by the Seller, and the consummation of the transactions contemplated thereby, do not and will not: (i) require the consent, waiver, approval, license, or other authorization of any Person, except as provided for herein; (ii) violate any of provision of applicable law; (iii) contravene, conflict with, or result in a violation of any provision of the Seller’s Organizational Documents; (iv) conflict with, require a consent or waiver under, result in the termination of any provisions of, constitute a default under, accelerate any obligations arising under, trigger any payment under, result in the creation of any lien pursuant to, or otherwise adversely affect, any contract to which the Seller is a party or by which any of its assets are bound, in each such case whether with or without the giving of notice, the passage of time, or both.

(c) All requisite corporate action has been taken by the Seller to authorize and approve the execution and delivery of the Transaction Documents, the performance by the Seller of its obligations thereunder, and of all other acts necessary or appropriate for the consummation of the transactions contemplated by the Transaction Documents.

3.3           Legal Actions. There is no demand, action, suit, claim, proceeding, complaint, grievance, charge, inquiry, hearing, arbitration, or governmental investigation of any nature, public or private, (each, a “Proceeding”) pending or, to the knowledge of the Seller, threatened by or against the Seller (or any of its officers, directors, partners, or employees) related to the Assets, or involving any of the Assets, nor is there any basis for any such legal proceeding.

3.4           Personal Property, Inventory, and Title of Assets.  The Soft and Smooth Assets were acquired by the Seller in bona fide, arms-length transactions entered into in the ordinary course of business.  The Seller owns, and at the Closing, the Purchaser shall be vested with, all right, title, and interest in and to all of the Assets free and clear of any and all liens or encumbrances.

3.5           Tax Matters.

(a) The Seller has duly and timely filed all tax returns required to be filed by them under applicable law.  All such tax returns were correct and complete in all material respects.  All tax returns that have been made available to the Purchaser for inspection prior to the date hereof were true and complete copies of the tax returns actually filed by the Seller (or affiliates thereof), and have not been subsequently amended.  All taxes due and payable by the Seller (whether or not shown on any tax return) relating to the Assets or which could result in a lien on the Assets have been paid.  No claim has ever been made by an authority in a jurisdiction where the Seller does not file tax returns that the Seller is or may be subject to taxation by that jurisdiction in connection with or as a result of the ownership of the Assets.

(b) All taxes that the Seller is or was required by applicable law to withhold or collect which could result in a lien on the Assets have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authority or other person or, if not paid, have been appropriately reserved.

(c) The Seller has no reason to believe that any governmental authority will or intends to assess any additional taxes which could result in a lien on the Assets for any period for which tax returns have been filed.  No dispute or claim concerning any tax liability of the Seller which could result in a lien on the Assets has been claimed or raised by any governmental authority in writing at any time in the past six (6) years.  There exists no proposed tax assessment against the Seller which could result in a lien on the Soft and Smooth Assets.

(d) The Seller has not waived any statute of limitations in respect of Taxes which could result in a lien on the Assets, or agreed to any extension of time with respect to a Tax assessment or deficiency which could result in a lien on any Assets.

(e) The Seller has not entered into any agreements with federal, state, or local taxing authorities, including any tax abatement or tax credit agreements, in connection with the Assets.

3.6           Material Contracts.

(a) The Seller has previously delivered to the Purchaser true and correct copies of all such material contracts (or accurate written summaries of any oral material contract) related to the Soft and Smooth Assets, each as currently in effect, including the Marketing Agreement.

(b) The Seller has not breached, violated, or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time, or both would constitute a breach, violation, or default under), or received notice alleging that the Seller has breached, violated, or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time, or both would constitute a breach, violation, or default under) any contract included in the Soft and Smooth Assets.  No other party obligated to the Seller pursuant to any such contract has breached, violated, or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time, or both would constitute a breach, violation, or default under) any such contract.

(c) All of the contracts included in the Soft and Smooth Assets: (i) were entered into in the ordinary course of business on commercially reasonable terms, with bona fide third parties in arms-length transactions; (ii) are valid and enforceable in accordance with their terms; (iii) are in full force and effect; and (iv) will continue to be valid and enforceable and in full force and effect on identical terms following the Closing.  All such contracts can be fulfilled or performed in accordance with their respective terms in the ordinary course of business without undue or unusual expenditures of money or effort.

3.7           Certain Changes.  Since the Seller has owned the rights to the Soft and Smooth Assets, solely in the ordinary course of business consistent with past practices, and the Seller has used its reasonable best efforts to preserve the Soft and Smooth Assets.  Without limiting the foregoing, there has not been any:

(a) event or circumstance that has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on, or a material adverse change in, the operations, affairs, prospects, condition (financial or otherwise), results of operations, or assets associated with the Assets, taken as a whole (“Material Adverse Change”);

(b) damage, destruction, or loss (whether or not covered by insurance) that resulted in, or could reasonably be expected to result in, losses or diminution of value with respect to the Soft and Smooth Assets;

(c) revaluation or write-down of any of the Soft and Smooth Assets;

(d) amendment or termination of any material contract other than in the ordinary course of business;

(e) change in accounting principles, methods, or practices of the Seller relating to the Assets, or in the manner the Seller keeps its books and records relating to the Soft and Smooth Assets;

(f) any settlement or compromise in any claim, suit, or cause of action relating to the Soft and Smooth Assets; or

(g) agreement by Seller to do, either directly or indirectly, any of the things described in the preceding clauses (a) through (f).

3.8           Brokers.  Neither the Seller nor any other person acting on its behalf has incurred any obligation or liability to any person for any brokerage fees, agent’s commissions, or finder’s fees in connection with the execution or delivery of the Transaction Documents or the consummation of the transactions contemplated hereby.

3.9           Certain Payments.  Neither the Seller nor any director, officer, or employee thereof, nor any other person associated with or acting for or on behalf of any of them, has, in connection with the Assets, directly or indirectly:  (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, or (iv) in violation of any applicable law; or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller maintained in the ordinary course in connection with the Soft and Smooth Assets.

3.10         Purchase for Own Account.  The Seller represents that it is acquiring the Securities solely for its own account and beneficial interest for investment and not for sale or with a view to distribution of the Securities or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

3.11         Ability to Bear Economic Risk.  The Seller acknowledges that investment in the Securities involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of its investment.

3.12         Further Limitations on Disposition.  The Seller further acknowledges that the Securities are restricted securities under Rule 144 of the Act (as defined below), and, therefore, when issued by the Purchaser to the Seller will contain a restrictive legend substantially similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Without in any way limiting the representations set forth above, the Seller further agrees not to make any disposition of all or any portion of the Securities unless and until:

(i)           There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(ii)           The Seller shall have notified the Purchaser of the proposed disposition and shall have furnished the Purchaser with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Purchaser, the Seller shall have furnished the Purchaser with an opinion of counsel, reasonably satisfactory to the Purchaser, that such disposition will not require registration under the Act or any applicable state securities laws.

Notwithstanding the provisions of subparagraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by the Seller to a partner (or retired partner) of the Seller, or transfers by gift, will, or intestate succession to any spouse or lineal descendants or ancestors, if all transferees agree in writing to be subject to the terms hereof to the same extent as if they were the Seller hereunder.

IV.	Representations and Warranties of the Purchaser

4.1           Organization.  The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

4.2           Authority; Enforceability.  The Purchaser has full corporate power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, and to perform its obligations thereunder.  The Transaction Documents to which the Purchaser is a party constitute (or will, when executed and delivered at the Closing, constitute) the legally binding obligations of the Purchaser, enforceable in accordance with their respective terms.  The execution, delivery, and performance of the Transaction Documents by the Purchaser, and the consummation of the transactions contemplated thereby, do not and will not: (a) require the consent, waiver, approval, license or other authorization of any Person; (b) violate any provision of Applicable Law applicable to the Purchaser; (c) contravene, conflict with, or result in a violation of:  (i) any provision of the Purchaser’s Articles of Incorporation, Regulations, or any other governing or constitutive documents of the Purchaser; or (ii) any resolution adopted by the manager, member, or other governing bodies of the Purchaser; or (d) conflict with, result in the termination of any provisions of, constitute a default under, accelerate any obligations arising under, trigger any payment under, or otherwise adversely affect, any material contract to which the Purchaser is a party, which, as to each of (a) through (d), would materially and adversely affect the Purchaser’s ability to consummate the transactions contemplated herein or to perform its obligations under the Transaction Documents to which the Purchaser is a party.  All requisite corporate action has been taken by the Purchaser authorizing and approving the execution and delivery by the Purchaser of the Transaction Documents to which the Purchaser is or will be a party, the performance by the Purchaser of its duties and obligations thereunder, and the taking of all other acts necessary and appropriate for the consummation of the transactions contemplated thereby.

4.3           Brokers.  The Purchaser has not incurred any obligation or liability to any Person for any brokerage fees, agent’s commissions, or finder’s fees in connection with the execution or delivery of the Transaction Documents or the transactions contemplated hereby.

V.	Consents

The Seller will use its reasonable best efforts to obtain or cause to be obtained any consents required in connection with the transactions contemplated by any of the Transaction Documents that are requested by the Purchaser and that have not been previously obtained prior to or at the Closing.  Notwithstanding anything to the contrary set forth herein, this Agreement shall not constitute an assignment or attempt to assign or transfer any interest in any contract or permit otherwise included in the Soft and Smooth Assets, or any claim, right or benefit arising thereunder or resulting therefrom, if such assignment or transfer is without the consent of a third party and would constitute a breach or violation thereof or adversely affect the rights of the Purchaser or the Soft and Smooth Assets.  Until all such consents are obtained, the Seller shall cooperate in any arrangement reasonably satisfactory to the Purchaser designed to fulfill the Seller’s obligations thereunder and to afford the Purchaser the continued full benefits thereof.

VI.	Covenants

6.1           Further Assurances.  From time to time (including after the Closing), the Parties will execute and deliver such other documents, certificates, agreements, and other writings and take such other actions as may reasonably be necessary or requested by another Party in order to consummate, evidence or implement expeditiously the transactions contemplated by this Agreement.

6.2           Fulfillment of Conditions.  The Parties hereto agree to take and to cause to be taken in good faith commercially reasonable efforts to fulfill, as soon as reasonably practicable, the conditions to Closing.

6.3           Certain Filings.  The Parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any governmental authority is required, or any action, consent, approval, or waiver from any party to any contract is required, in connection with the consummation of the transactions contemplated by this Agreement.  Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the Parties hereto shall furnish information reasonably required in connection therewith and timely seek to obtain any such actions, consents, approvals, or waivers.

6.4           Non-Compete Agreement.  The Seller, and its principals, employees and consultants, covenant and agree that for a period of five (5) years following the Closing Date, they shall not individually or through any other Person or Affiliate of the Seller, engage directly or indirectly in any Competitive Business, whether such engagement be as an employer, officer, director, owner, investor, employee, partner, consultant or other participant in any Competitive Business.  For purposes of this Agreement, “Person” shall mean a corporation, partnership, trust, limited liability company, association, or other business entity or an individual.  “Affiliate” shall mean another Person controlled by, controlling, or under common control with the Seller.  “Competitive Business” means any business that is similar to the Assets.  The Seller acknowledges and agrees that, given the nature of Sellers’ business, the restrictions set forth in this Section 6.4 are necessary and reasonable in terms of the activities restricted, as well as the geographic and temporal scope of such restrictions.  The Seller further acknowledges and agrees that if any of the provisions of this Section 6.4 shall ever be deemed to exceed the time, activity, geographic, or other limitations permitted by applicable law, then such provisions shall be and hereby are reformed to the maximum time, activity, geographic, or other limitations permitted by applicable law.

VII.	Indemnification

7.1           Agreement to Indemnify.

(a) The Seller shall indemnify, defend, and hold harmless the Purchaser and its respective officers, directors, employees, representatives, agents, successors, and assigns (collectively, the “Indemnitees”) from, against, and in respect of any and all damages incurred by any Indemnitee arising out of or as a result of:  (i) any inaccuracy or misrepresentation in or breach of any representation or warranty made by the Seller in this Agreement; (ii) any breach of any covenant or agreement made by the Seller in this Agreement; and/or (iii) any and all proceedings, judgments, decrees, awards, assessments, fees, and expenses incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnification.

(b) The Seller shall not be required to provide indemnification to any Indemnitee pursuant to Section 7.1(a) unless and until the aggregate amount of all damages incurred by all Indemnitees responsive to such Section exceeds Five Thousand Dollars ($5,000) (the “Deductible”), whereupon the Indemnitees shall be entitled to indemnification under such Section only with respect to damages in excess of such Deductible.  The maximum aggregate monetary liability of the Seller to indemnify the Indemnitees under Section 7.1(a) shall not exceed the Purchase Price (the “Cap”) in the aggregate.  Notwithstanding the foregoing, neither the Deductible nor the Cap shall apply to claims arising out of fraud, intentional misrepresentation, or gross negligence.

(c) If any third party notifies any Indemnitee with respect to any matter which may give rise to a claim for indemnification against the Seller under this Article VII, then the Indemnitee will notify the Seller thereof within thirty (30) days thereafter, such notice to state the nature and basis of any claim made by the third party; provided that, no delay on the part of the Indemnitee in notifying the Seller will relieve the Seller from any obligation hereunder unless, and then solely to the extent that, the Seller is demonstrably prejudiced thereby.  In the event the Seller notify the Indemnitee within thirty (30) days after the date the Indemnitee has given notice of the matter that the Seller will indemnify the Indemnitee in respect of such matter, then the Seller may, by notice to the Indemnitee within such 30-day period, assume the defense of such matter.  If the Seller assume the defense of such matter, (i) the Seller will defend the Indemnitee against the matter with counsel of Seller’s choice reasonably satisfactory to the Indemnitee, (ii) the Indemnitee may retain separate counsel at its sole cost and expense, and (iii) the Seller will not consent to the entry of a judgment or consent order with respect to the matter, or enter into any settlement, in each case which either (A) grants the plaintiff or claimant any form of relief other than monetary damages which will be satisfied by the Seller or (B) fails to include a provision whereby the plaintiff or claimant in the matter releases the Indemnitees from all liability with respect thereto, in either such case without the written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed).  If the Seller has not assumed the defense of such matter, (i) the Indemnitee may defend against the matter in any manner it reasonably may deem appropriate and with counsel of its choice, and (ii) the Seller may retain separate counsel at their sole cost and expense.  Notwithstanding anything to the contrary in the foregoing, if defendants in any action include any Indemnitee and Seller, and such Indemnitee shall have been advised by its counsel that there may be material legal defenses available to such Indemnitee inconsistent with those available to Seller, or if a conflict of interest exists between an Indemnitee and Seller with respect to such claim or the defense thereof, or if an Indemnitee reasonably determines that Seller’s control of such defense would reasonably be expected to have an adverse effect on the Assets or the outcome of the matter, then in any such case, the Indemnitee shall have the right to reassert such defense through its own counsel, and in such event (or in the event that the Seller does not timely assume or diligently pursue the defense of such matter as provided above) the reasonable fees and expenses of the Indemnitee’s counsel shall be borne by the Seller and shall be paid by them from time to time within twenty (20) days of receipt of appropriate invoices therefore.

(d) In the event that an Indemnitee notifies the Seller of any claim for indemnification hereunder that does not involve a third party claim, the Seller shall, within thirty (30) days after the date of such notice, pay to the Indemnitee the amount of damages payable pursuant to this Section 7.1 and shall thereafter pay any other damages payable pursuant to this Section 7.1 and arising out of the same matter on demand, unless the Seller dispute in writing its liability for, or the amount of, any such damages within such 30-day period, in which case such payment shall be made as provided above in respect of any matters or amounts not so disputed and any damages in respect of the matters so disputed shall be paid within five (5) business days after any determination (by agreement of Purchaser and Seller, or pursuant to arbitration in accordance with Section 8.3) that the Seller are liable therefore pursuant to this Section 7.1.

(e) In connection with any payment of damages pursuant to this Section 7.1, the Seller shall pay to the Indemnitee(s) an amount calculated like interest on the amount of such damages at the applicable interest rate from the date of Closing until the Indemnitee(s) shall have been indemnified in respect thereof.

Section 7.2             Survival of Representations, Warranties, and Covenants.

(a) Except as otherwise provided in this Section 7.2, all representations and warranties contained herein, and the right to assert claims in respect of any breach thereof, shall survive the Closing and any investigation heretofore or hereafter conducted by or on behalf of the Party entitled to benefit thereof, and shall expire on the third (3rd) anniversary of the Closing Date.

(b) Notwithstanding anything to the contrary herein, the survival period in respect of any representation or warranty in this Agreement, or any related claim, shall be extended automatically to include any time period necessary to resolve a claim which was asserted but not resolved before expiration of such survival period.  Liability for any such item shall continue until such claim shall have been finally settled, decided, or adjudicated.

(c) Notwithstanding anything herein to the contrary, all covenants, agreements and obligations contained herein shall survive the Closing and not expire unless otherwise specifically provided in this Agreement.

Section 7.3             No Other Representations; Express Negligence.

(a) THE REPRESENTATIONS AND WARRANTIES OF THE SELLER AND PURCHASER CONTAINED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SUCH PARTIES, RESPECTIVELY, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.  EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES (IN EACH CASE, AS MODIFIED BY THE SCHEDULES), NONE OF SELLER, PURCHASER OR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH PARTIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND EACH PARTY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH PARTIES OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR REPRESENTATIVES.  PURCHASER ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED ON ANY REPRESENTATIONS AND WARRANTIES OTHER THAN THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IN MAKING ITS INVESTMENT DECISION WITH RESPECT TO THE ASSETS.

(b) THE INDEMNITIES SET FORTH IN THIS ARTICLE VII ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE, OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY INDEMNITEE.  THE PARTIES HERETO ACKNOWLEDGE THAT THE INDEMNITIES SET FORTH HEREIN MAY RESULT IN THE INDEMNIFICATION OF A PARTY FOR ITS SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE, OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF THE INDEMNIFIED PARTY.  NOTWITHSTANDING THE FOREGOING, NO INDEMNIFYING PARTY SHALL BE OBLIGATED TO INDEMNIFY ANY OTHER PARTY FOR ANY LOSSES OR EXPENSES PURSUANT TO THIS ARTICLE VII TO THE EXTENT THAT THE AMOUNT OF THE LOSSES OR EXPENSES INCURRED BY THE INDEMNIFIED PARTY WERE GREATER THAN THEY OTHERWISE WOULD HAVE BEEN AS A DIRECT RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY.

VIII.	Miscellaneous

8.1            Assignment.  Neither this Agreement nor any interest hereunder will be assignable in part or in whole by either Party without the prior written consent of the non-assigning Party, which consent will not be unreasonably withheld, conditioned, or delayed.

8.2           Governing Law and Venue.  This Agreement is executed pursuant to and shall be interpreted and governed for all purposes under the laws of the State of to Connecticut.  Any cause of action brought to enforce any provision of this Agreement shall be brought in the appropriate court in Fairfield County, Connecticut.  If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.  This Agreement shall supersede any previous agreements, written or oral, expressed or implied, between the parties relating to the subject matter hereof.

8.3           Dispute Resolution.  In the event of any controversy, dispute, or claim arising out of or related to this Agreement or the breach thereof, the Purchaser and the Seller agree to meet and confer in good faith to attempt to resolve the controversy, dispute, or claim without an adversary proceeding.  If the controversy, dispute, or claim is not resolved to the mutual satisfaction of the Purchaser and the Seller within ten (10) business days of notice of the controversy, dispute, or claim, the Purchaser and the Seller agree to waive their rights, if any, to a jury trial, and to submit the controversy, dispute, or claim to a retired judge or justice for binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The Purchaser and the Seller agree that the only proper venue for the submission of claims shall be the Fairfield County, Connecticut.  Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Any dispute resolution proceedings contemplated by this provision shall be as confidential and private as permitted by law.

8.4           Notices.  Any notice, request, demand, or other communication given pursuant to the terms of this Agreement shall be deemed given upon delivery, and may only be delivered or sent via hand delivery, facsimile, or by overnight courier, correctly addressed to the addresses of the parties indicated below or at such other address as such Party shall in writing have advised the other Party.

If to the Purchaser:	Tristar Wellness Solutions, Inc.
10 Saugatuck Ave.
Westport, Connecticut 06880
Attn: Harry Pond, CEO
Facsimile: (203) 226-9029

With a copy to:	Craig V. Butler, Esq.
Law Offices of Craig V. Butler
9900 Research Drive
Irvine, CA 92618
Facsimile: (949) 209-2545

If to the Seller:	HLBC Distribution Company, Inc.
8270 S. 33rd Street, #307
Lincoln, Nebraska 68516
Attn. M. Scott Stevens
Telephone: _______________
Facsimile: ________________
Email: ___________________

8.5           Amendment.  No amendment, modification, or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

8.6           Waiver.  No provision of this Agreement will be waived by any act, omission, or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

8.7           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under the applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be in effective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

8.8           Attorneys’ Fees.  In the event that any suit, arbitration, legal action, proceeding, or dispute between the Parties arises in connection with this Agreement, the prevailing Party shall be entitled to recover all expenses, costs, and fees, including reasonable attorney’s fees, actually incurred in association with such action.

8.9           Entire Agreement.  This Agreement, including all exhibits, is the complete, final, and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, and agreements, whether oral or written, between the Parties respecting the subject matter of this Agreement.

[remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written hereinabove.

“Seller”	“Purchaser”

HLBC Distribution Company, Inc.	Tristar Wellness Solutions, Inc.,
a Nevada corporation	a Nevada corporation

/s/ M. Scott Stevens	/s/ Harry Pond
By: M. Scott Stevens	By: Harry Pond
Its: President	Its: Chief Executive Officer

Exhibit A

Assets

The Assets are defined as the Patent Assignment and all rights, interests, and legal claims to that certain invention entitled DELIVERY DEVICE WITH INVERTIBLE DIAPHRAGM, including all information and intellectual property related to said invention.

The Assets, include, but are not limited to, the following patent applications that have been filed regarding the invention:

U.S. Provisional Application No. 61/071,766, filed May 16, 2008

PCT Patent Application No. PCT/US2009/044400, filed May 18, 2009

U.S. Continuation-in-Part Application No. 12/946,671, filed November 15, 2010;

Canada Application No. 2,724,504, filed May 18, 2009; and

EPC Patent Application No. 09747774.9, filed May 18, 2009.

Exhibit B

Patent Assignment

A S S I G N M E N T

WHEREAS, the undersigned is the owner of a certain invention, entitled DELIVERY DEVICE WITH INVERTIBLE DIAPHRAGM, for which the following applications have been filed:

U.S. Provisional Application No. 61/071,766, filed May 16, 2008

PCT Patent Application No. PCT/US2009/044400, filed May 18, 2009

U.S. Continuation-in-Part Application No. 12/946,671, filed November 15, 2010;

Canada Application No. 2,724,504, filed May 18, 2009

EPC Patent Application No. 09747774.9, filed May 18, 2009; and

WHEREAS, TRISTAR WELLNESS SOLUTIONS, INC., a corporation organized under the laws of the State of Nevada, having a place of business at 10 Saugatuck Ave., Westport, Connecticut 06880, desires to acquire an interest therein:

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby sells, assigns and transfers to TRISTAR WELLNESS SOLUTIONS, INC., the full and exclusive right, title, and interest in and to said invention, patent application, and patent rights throughout the world, including foreign patent priority rights, the right to file and prosecute International Applications under the Patent Cooperation Treaty, and the right to file and prosecute applications under the European Patent Convention; said invention, application and letters patent in this or any foreign country, and all divisions, continuations, reissues and extensions thereof, to be held and enjoyed by TRISTAR WELLNESS SOLUTIONS, INC., for its own use and benefit, and for its successors and assigns to the full end of the term for which letters patent may be granted in this or any foreign country, as fully and entirely as the same would have been held by the undersigned had this assignment and sale not been made, and covenant that the undersigned has full right so to do, and agree that it will communicate to TRISTAR WELLNESS SOLUTIONS, INC., or its successors and assigns, any facts known to it respecting said invention, and testify in any legal proceeding, sign all lawful papers, execute all divisional, continuing and reissue applications, make all rightful oaths, and do everything possible to aid TRISTAR WELLNESS SOLUTIONS, INC., its successors and assigns to obtain and enforce proper patent protection for said invention in this or any foreign country.

The undersigned hereby grants the law firm of the Law Offices of Craig V. Butler, or its assigns, the power to insert on this Assignment any further information which may be necessary or desirable in order to comply with all applicable legal requirements, including the rules of the United States Patent and Trademark Office, for submitting and recording this document.

Executed in the City of _______________, State of ___________, this ___ day of February, 2013.

HLBC Distribution Company, Inc.,
a Nevada corporation

By: M. Scott Stevens
Its: President

STATE OF NEBRASKA	)
	)	ss.
COUNTY OF [__________]	)

This ___ day of February, 2013, before me personally came the above-named M. Scott Stevens, who executed the foregoing instrument in my presence, and who acknowledged to me that this instrument was executed by M. Scott Steven’s own free will for the purpose set forth therein.

Notary Public for ________________
My commission expires:

[SEAL]

Exhibit C

Warrant